Exhibit 99.1

News Release
RAMBUS REPORTS SECOND QUARTER FINANCIAL RESULTS

Business and Financial Highlights

•	Signed comprehensive license agreement with Qualcomm for innovative memory, interface and security technologies

•	Unveiled CryptoManager™ secure feature management platform with Qualcomm as lead customer

•	Generated quarterly revenue of $76.5 million

•	Quarterly GAAP diluted net income per share of $0.04

•	Quarterly non-GAAP diluted net income per share of $0.16
SUNNYVALE, Calif. - July 21, 2014 - Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company that brings invention to market, today reported financial results for the second quarter ended June 30, 2014.

GAAP Financial Results:
Revenue for the second quarter of 2014 was $76.5 million, down 2% on a sequential basis from the first quarter of 2014 primarily due to a one-time catch-up payment from the new license agreement signed with Nanya Technology Corporation during the first quarter of 2014. As compared to the second quarter of 2013, revenue was up 32% primarily due to the license agreements signed with SK hynix, Micron Technology, Nanya Technology Corporation and Qualcomm, offset by lower royalty revenue from Samsung.

Revenue for the six months ended June 30, 2014 was $154.8 million, which was up 24% over the prior year period, primarily due to the license agreements signed with SK hynix, Micron Technology, Nanya Technology Corporation and Qualcomm, offset by lower royalty revenue from Samsung.

Total operating costs and expenses for the second quarter of 2014 were $56.4 million, 2% higher than the previous quarter and 8% higher than the second quarter of 2013. Second quarter operating costs and expenses of $56.4 million included $4.9 million of stock-based compensation expenses, $6.8 million of amortization expenses and $1.0 million of retention bonus expense from acquisitions. In comparison, total operating costs and expenses for the first quarter of 2014 of $55.1 million included $2.9 million of stock-based compensation expenses, $6.8 million of amortization expenses and $1.4 million of retention bonus expense from acquisitions. Total operating costs and expenses for the second quarter of 2013 were $52.2 million, which included a credit of $6.2 million of general litigation expenses (primarily due to the $8.5 million one-time reversal of accrued SK hynix related litigation costs), $3.6 million of stock-based compensation expenses, $7.0 million of amortization expenses and $3.4 million of retention bonus expense from acquisitions. The change in total operating costs and expenses in the second quarter of 2014 as compared to the first quarter of 2014 was primarily due to increased stock-based compensation expenses partially offset by lower bonus accrual. The change in total operating costs and expenses in the second quarter of 2014 as compared to the second quarter of 2013 was as a result of the one-time reversal of accrued SK hynix related litigation costs in the second quarter of 2013 and higher cost of sales due to the sale of lighting products offset by lower retention bonus expense from acquisitions, bonus accrual and consulting expenses.

Total operating costs and expenses for the six months ended June 30, 2014 were $111.5 million, 5% lower than the six months ended June 30, 2013. The six months operating costs and expenses of $111.5 million included $7.8 million of stock-based compensation expenses, $13.6 million of amortization expenses and $2.5 million of retention bonus expense from acquisitions. This is compared to total operating costs and expenses for the six months ended June 30, 2013 of $117.6 million, which included $8.5 million of stock-based compensation expenses, $14.0 million of amortization expenses, $8.5 million one-time reversal of accrued SK hynix related litigation costs, $7.4 million of retention bonus expense from acquisitions and $2.2 million of restructuring charges. The change in total operating costs and expenses was primarily attributable to lower retention bonus expense from acquisitions, bonus accrual and lower consulting costs offset by higher cost of sales due to the sale of lighting products and as a result of the one-time reversal of accrued SK hynix related litigation costs in the second quarter of 2013.

Net income for the second quarter of 2014 was $5.0 million as compared to net income of $7.8 million in the first quarter of 2014 and net loss of $7.8 million in the second quarter of 2013. Diluted net income per share for the second quarter of 2014 was $0.04 as compared to diluted net income per share of $0.07 in the first quarter of 2014 and diluted net loss per share of $0.07 in the second quarter of 2013.

Net income for the six months ended June 30, 2014 was $12.8 million as compared to a net loss of $18.2 million for the same period of 2013. Diluted net income per share for the six months ended June 30, 2014 was $0.11 as compared to a diluted net loss per share of $0.16 for the same period of 2013.

Non-GAAP Financial Results (1):

Total non-GAAP operating costs and expenses in the second quarter of 2014 were $43.8 million which was relatively flat as compared to the prior quarter, and 6% lower than the second quarter of 2013.

Total non-GAAP operating costs and expenses for the six months ended June 30, 2014 were $87.7 million as compared to $93.4 million in the same period of 2013 due primarily to lower bonus accrual, lower general litigation expenses and lower consulting costs offset by higher cost of sales due to the sale of lighting products.

Non-GAAP net income in the second quarter of 2014 was $18.9 million, 4% lower than the prior quarter and 273% higher than the second quarter of 2013. Non-GAAP diluted net income per share was $0.16 in the second quarter of 2014 as compared to $0.17 in the prior quarter and $0.04 in the second quarter of 2013.

Non-GAAP net income for the six months ended June 30, 2014 was $38.6 million as compared to $15.9 million in the same period of 2013. Non-GAAP diluted net income per share was $0.33 for the six months ended June 30, 2014 as compared to non-GAAP diluted net income per share of $0.14 for the six months ended June 30, 2013.

Other Financial Highlights:

Cash, cash equivalents, and marketable securities as of June 30, 2014 were $246.4 million, a decrease of $157.0 million from March 31, 2014. During the second quarter of 2014, the Company paid upon maturity $172.5 million of the 5% convertible senior notes due June 2014.

During the second quarter of 2014, the Company recorded an income tax provision of approximately $6.4 million. As the Company continues to maintain a full valuation allowance against its U.S. deferred tax assets, the Company’s tax provision consists of primarily foreign withholding taxes.

Third Quarter 2014 Outlook:

For the third quarter of 2014, the Company expects revenue to be between $68 million and $73 million. Revenue is not without risk and includes expectations that the Company will sign new customers for patent as well as solutions licensing.

Conference Call:

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at investor.rambus.com. A replay will be available following the call on the Rambus Investor Relations website or for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID#70409115.

(1)	Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the following items were considered: stock-based compensation expenses, acquisition-related transaction costs and retention bonus expense, amortization expenses, costs of restatement and related legal activities, restructuring charges, severance costs, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.
The Company’s non-GAAP financial measures reflect adjustments based on the following items:
Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.
Acquisition-related transaction costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods.

Restructuring charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.
Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the core operation of the Company’s business.
Costs of restatement and related legal activities. These expenses consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and related litigation, as well as recoveries received from third parties. The Company excludes these costs and recoveries from its non-GAAP measures primarily because the Company believes that these non-recurring costs and recoveries have no direct correlation to the core operation of the Company’s business.
Non-cash interest expense. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.
Reversal of one-time litigation costs. These adjustments are a one-time litigation cost reversal of prior litigation costs accrued related to previously awarded costs that the Company was required to pay in connection with the SK hynix and Micron Technology litigation. The Company excludes these reversals from its non-GAAP measures because the Company believes that these reversals have no direct correlation to the core operations of the Company’s business and they are a one-time event.
Severance costs. These expenses relate to the separation payment to the Company’s former chief executive officer. The Company excludes these costs from its non-GAAP measures because the Company believes that these non-recurring costs have no direct correlation to the core operations of the Company’s business.
Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assumes net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits and deferred tax asset valuation allowance. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results for all periods to assist the Company’s planning for future periods. The Company has provided below a reconciliation of its GAAP provision for income taxes and GAAP effective tax rate to the assumed non-GAAP provision for income taxes and non-GAAP effective tax rate.
On occasion in the future, there may be other items, such as impairment charges and significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 including relating to Rambus’ expectations regarding revenue for the third quarter of 2014 and estimated, fixed, long-term projected tax rates. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Rambus Inc.

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customers’ products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.
RMBSFN
Contacts:
Carolyn Robinson
Corporate Communications
Rambus Inc.
(408) 462-8717
crobinson@rambus.com
Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$99,571	$338,696
Marketable securities	146,859	48,966
Accounts receivable	12,503	2,251
Prepaids and other current assets	7,283	8,253
Deferred taxes	1,069	205
Total current assets	267,285	398,371
Intangible assets, net	102,435	117,172
Goodwill	116,899	116,899
Property, plant and equipment, net	67,411	72,642
Deferred taxes, long-term	571	4,797
Other assets	3,090	3,498
Total assets	$557,691	$713,379

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,465	$7,001
Accrued salaries and benefits	14,410	33,448
Convertible notes, short-term	—	164,047
Other accrued liabilities	10,310	8,346
Total current liabilities	30,185	212,842
Long-term liabilities:
Convertible notes, long-term	112,316	109,629
Long-term imputed financing obligation	39,232	39,349
Other long-term liabilities	9,652	11,330
Total long-term liabilities	161,200	160,308
Total stockholders’ equity	366,306	340,229
Total liabilities and stockholders’ equity	$557,691	$713,379

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue:
Royalties	$69,741	$57,009	$143,378	$123,231
Contract and other revenue	6,777	910	11,428	1,554
Total revenue	76,518	57,919	154,806	124,785
Operating costs and expenses:
Cost of revenue (1)	10,637	7,365	20,659	13,899
Research and development (1)	27,668	30,777	54,566	63,625
Marketing, general and administrative (1)	18,619	14,136	37,439	39,258
Restructuring charges	—	—	39	2,206
Gain from sale of intellectual property	—	(103)	(170)	(1,388)
Gain from settlement	(510)	—	(1,020)	—
Total operating costs and expenses	56,414	52,175	111,513	117,600
Operating income	20,104	5,744	43,293	7,185
Interest income and other income (expense), net	104	(1,419)	117	(1,439)
Interest expense	(8,770)	(7,426)	(18,696)	(14,738)
Interest and other income (expense), net	(8,666)	(8,845)	(18,579)	(16,177)
Income (loss) before income taxes	11,438	(3,101)	24,714	(8,992)
Provision for income taxes	6,395	4,743	11,867	9,254
Net income (loss)	$5,043	$(7,844)	$12,847	$(18,246)
Net income (loss) per share:
Basic	$0.04	$(0.07)	$0.11	$(0.16)
Diluted	$0.04	$(0.07)	$0.11	$(0.16)
Weighted average shares used in per share calculation
Basic	114,116	112,183	113,854	111,892
Diluted	117,398	112,183	116,733	111,892

_________
(1) Total stock-based compensation expense for the three and six months ended June 30, 2014 and 2013 are presented as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cost of revenue	$15	$5	$22	$5
Research and development	$2,615	$1,660	$3,926	$3,536
Marketing, general and administrative	$2,225	$1,909	$3,806	$4,981

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Operating costs and expenses	$56,414	$55,099	$52,175	$111,513	$117,600
Adjustments:
Stock-based compensation	(4,855)	(2,899)	(3,574)	(7,754)	(8,522)
Acquisition-related transaction costs and retention bonuses	(1,028)	(1,435)	(3,385)	(2,463)	(7,397)
Amortization	(6,757)	(6,797)	(6,997)	(13,554)	(14,037)
Reversal of one-time litigation costs	—	—	8,482	—	8,482
Restructuring charges	—	(39)	—	(39)	(2,206)
Severance costs	—	—	—	—	(514)
Costs of restatement and related legal activities	—	—	(2)	—	(19)
Non-GAAP operating costs and expenses	$43,774	$43,929	$46,699	$87,703	$93,387

Operating income	$20,104	$23,189	$5,744	$43,293	$7,185
Adjustments:
Stock-based compensation	4,855	2,899	3,574	7,754	8,522
Acquisition-related transaction costs and retention bonuses	1,028	1,435	3,385	2,463	7,397
Amortization	6,757	6,797	6,997	13,554	14,037
Reversal of one-time litigation costs	—	—	(8,482)	—	(8,482)
Restructuring charges	—	39	—	39	2,206
Severance costs	—	—	—	—	514
Costs of restatement and related legal activities	—	—	2	—	19
Non-GAAP operating income	$32,744	$34,359	$11,220	$67,103	$31,398

Income (loss) before income taxes	$11,438	$13,276	$(3,101)	$24,714	$(8,992)
Adjustments:
Stock-based compensation	4,855	2,899	3,574	7,754	8,522
Acquisition-related transaction costs and retention bonuses	1,028	1,435	3,385	2,463	7,397
Amortization	6,757	6,797	6,997	13,554	14,037
Reversal of one-time litigation costs	—	—	(8,482)	—	(8,482)
Restructuring charges	—	39	—	39	2,206
Severance costs	—	—	—	—	514
Costs of restatement and related legal activities	—	—	2	—	19
Impairment of investment	—	—	1,400	—	1,400
Non-cash interest expense on convertible notes	5,469	6,242	4,145	11,711	8,234
Non-GAAP income before income taxes	$29,547	$30,688	$7,920	$60,235	$24,855

GAAP provision for income taxes	6,395	5,472	4,743	11,867	9,254
Adjustment to GAAP provision for income taxes	4,242	5,576	(1,892)	9,818	(307)
Non-GAAP provision for income taxes	10,637	11,048	2,851	21,685	8,947
Non-GAAP net income	$18,910	$19,640	$5,069	$38,550	$15,908

Non-GAAP basic net income per share	$0.17	$0.17	$0.05	$0.34	$0.14
Non-GAAP diluted net income per share	$0.16	$0.17	$0.04	$0.33	$0.14
Weighted average shares used in non-GAAP per share calculation:
Basic	114,116	113,590	112,183	113,854	111,892
Diluted	117,398	116,629	116,162	116,733	116,009

Supplemental Reconciliation of GAAP to Non-GAAP Effective Tax Rate (1)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013

GAAP effective tax rate	56%	41%	153%	48%	103%
Adjustment to GAAP effective tax rate	(20)%	(5)%	(117)%	(12)%	(67)%
Non-GAAP effective tax rate	36%	36%	36%	36%	36%

(1)
For purposes of internal forecasting, planning and analyzing future periods that assumes net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits and deferred tax asset valuation allowance. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results for all periods to assist the Company’s planning for future periods.